Exhibit 3.67

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF FORMATION

of

PEACH ACQUISITION SUB, LLC

1.

The name of the limited liability company is Peach Acquisition Sub, LLC (the “Company”).

2.

The limited liability company’s Certificate of Formation shall be amended to change the name of the Company to Williams Bros. Lumber Company, LLC and Article 1 shall be deleted in its entirety and the following substituted in lieu thereof:

“The name of the limited liability company is Williams Bros. Lumber Company, LLC”

[Signatures follow on next page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 30th day of June, 2005.

PEACH ACQUISITION SUB, LLC

By:	/s/ Briley Brisendino

Name:	Briley Brisendino

Title:	Assistant Secretary

CERTIFICATE OF FORMATION

OF

PEACH ACQUISITION SUB, LLC

This Certificate of Formation of Peach Acquisition Sub, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.        The name of the Company is Peach Acquisition Sub, LLC.

2.        The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

3.        The Company’s registered agent at that address is Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of this 27th day of May, 2005.

By:	/s/ Holly D. Hatfield
Holly D. Hatfield, an authorized person